UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 1-11317

                              CONAGRA CAPITAL, L.C.
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             (Exact name of registrant as specified in its charter)

                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001
                                 (402) 595-4000
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                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

Adjustable Rate Series B Cumulative Preferred Securities of ConAgra Capital, L.C
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            (Title of each class of securities covered by this Form)

                                      None
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                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]           Rule 12h-3(b)(1)(i)            [X]
     Rule 12g-4(a)(1)(ii)    [  ]           Rule 12h-3(b)(1)(ii)          [  ]
     Rule 12g-4(a)(2)(i)     [  ]           Rule 12h-3(b)(2)(i)           [  ]
     Rule 12g-4(a)(2)(ii)    [  ]           Rule 12h-3(b)(2)(ii)          [  ]
                                            Rule 15d-6                    [  ]

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, ConAgra Capital, L.C. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    February 16, 2005

CONAGRA CAPITAL, L.C.

CP Nebraska, Inc., as Managing Member      HW Nebraska, Inc., as Managing Member

By:  /s/ Timothy P. Rossini                By:   /s/ Timothy P. Rossini
   ----------------------------------         ----------------------------------
   Timothy P. Rossini                         Timothy P. Rossini
   President                                  President